Exhibit 3.1

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

GODADDY INC.

* * * * *

The present name of the corporation is GoDaddy Inc. (the “Corporation”). The Corporation was incorporated under the name “GoDaddy Inc.” by the filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware on May 28, 2014. This Amended and Restated Certificate of Incorporation of the Corporation, which restates and integrates and also further amends the provisions of the Corporation’s Certificate of Incorporation was duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware and by the written consent of its stockholder in accordance with Section 228 of the General Corporation Law of the State of Delaware. The Certificate of Incorporation of the Corporation is hereby amended, integrated and restated to read in its entirety as follows:

ARTICLE I

NAME

The name of the Corporation is GoDaddy Inc.

ARTICLE II

REGISTERED OFFICE AND AGENT

The address of the Corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware 19801. The name of the registered agent at such address is The Corporation Trust Company.

ARTICLE III

PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law, as the same exists or as may hereafter be amended from time to time (the “DGCL”).

ARTICLE IV

CAPITAL STOCK

The total number of shares of all classes of stock that the Corporation shall have authority to issue is 1,550,000,000 which shall be divided into three classes as follows:

•	One (1) billion shares of Class A common stock, $0.001 par value per share (“Class A Common Stock”);

•	Five hundred (500) million shares of Class B common stock, $0.001 par value per share (“Class B Common Stock”); and

•	Fifty (50) million shares of undesignated preferred stock, $0.001 par value per share (“Preferred Stock”).

A. The Board of Directors of the Corporation (the “Board of Directors”) is hereby expressly authorized, by resolution or resolutions, to provide, out of the unissued shares of Preferred Stock, for one or more series of Preferred Stock and, with respect to each such series, to fix, without further stockholder approval, the designation of such series, the powers (including voting powers), preferences and relative, participating, optional and other special rights, and the qualifications, limitations or restrictions thereof, of such series of Preferred Stock and the number of shares of such series, which number the Board of Directors may, except where otherwise provided in the designation of such series, increase (but not above the total number of authorized shares of Preferred Stock) or decrease (but not below the number of shares of such series then outstanding). The powers, preferences and relative, participating, optional and other special rights of, and the qualifications, limitations or restrictions thereof, of each series of Preferred Stock, if any, may differ from those of any and all other series at any time outstanding.

B. Each holder of record of Class A Common Stock, as such, shall have one vote for each share of Class A Common Stock that is outstanding in his, her or its name on the books of the Corporation on all matters on which stockholders are entitled to vote generally. Except as otherwise required by law, holders of Class A Common Stock shall not be entitled to vote on any amendment to this Amended and Restated Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Amended and Restated Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock) or pursuant to the DGCL.

C. Each holder of record of Class B Common Stock, as such, shall have one vote for each share of Class B Common Stock that is outstanding in his, her or its name on the books of the Corporation on all matters on which stockholders are entitled to vote generally. Except as otherwise required by law, holders of Class B Common Stock shall not be entitled to vote on any amendment to this Amended and Restated Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Amended and Restated Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock) or pursuant to the DGCL.

D. Except as otherwise required in this Amended and Restated Certificate of Incorporation or by applicable law, the holders of Class A Common Stock and Class B Common Stock shall vote together as a single class (or, if the holders of one or more series of Preferred Stock are entitled to vote together with the holders of Class A Common Stock and Class B Common Stock, together as single class with the holders of such other series of Preferred Stock) on all matters submitted to a vote of stockholders generally.

E. Except as otherwise required by applicable law, holders of any series of Preferred Stock shall be entitled to only such voting rights, if any, as shall expressly be granted thereto by this Amended and Restated Certificate of Incorporation (including any certificate of designation relating to such series of Preferred Stock).

F. Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock or any class or series of stock having a preference over or the right to participate with the Class A Common Stock with respect to the payment of dividends, dividends may be declared and paid ratably on the Class A Common Stock out of the assets of the Corporation that are legally available for this purpose at such times and in such amounts as the Board of Directors in its discretion shall determine. Dividends and other distributions shall not be declared or paid on the Class B Common Stock.

G. Upon the dissolution, liquidation or winding up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation and subject to the rights, if any, of the holders of any outstanding series of Preferred Stock or any class or series of stock having a preference over or the right to participate with the Class A Common Stock with respect to the distribution of assets of the Corporation upon such dissolution, liquidation or winding up of the Corporation, the holders of Class A Common Stock shall be entitled to receive the remaining assets of the Corporation available for distribution to its stockholders ratably in proportion to the number of shares held by them. The holders of shares of Class B Common Stock, as such, shall not be entitled to receive any assets of the Corporation in the event of any dissolution, liquidation or winding up of the Corporation.

H. The number of authorized shares of Class A Common Stock, Class B Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), and no vote of the holders of any of the Class A Common Stock, the Class B Common Stock or the Preferred Stock voting separately as a class shall be required therefor, unless a vote of any such holder is required pursuant to this Amended and Restated Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock).

I. No shares of Class B Common Stock may be issued except to a holder of LLC Units (as defined below) (other than the Corporation, Desert Newco, LLC, GD Subsidiary Inc. or any other subsidiary of the Corporation that is a holder of LLC Units), such that after such issuance of Class B Common Stock such holder of LLC Units holds an identical number of LLC Units and shares of Class B Common Stock. No shares of Class B Common Stock may be transferred by the holder thereof except (i) for no consideration to the Corporation or Desert Newco, LLC, in each case upon which transfer such shares shall automatically be retired, or (ii) together with the transfer of an identical number of LLC Units to the transferee of such LLC Units. Any stock certificates representing shares of Class B Common Stock shall include a legend referencing the transfer restrictions set forth herein. As used in this Amended and Restated Certificate of Incorporation, “LLC Units” has the meaning assigned to the term “Units” in the Exchange Agreement, and the “Exchange Agreement” means the Exchange Agreement, dated on or about the date hereof, by and among the Corporation, Desert Newco, LLC and the members of Desert Newco, LLC party thereto from time to time as amended, supplemented, restated or otherwise modified from time to time.

ARTICLE V

AMENDMENT OF THE CERTIFICATE OF INCORPORATION AND BYLAWS

A. Notwithstanding anything contained in this Amended and Restated Certificate of Incorporation to the contrary, (i) for as long as KKR (as defined below) and Silver Lake (as defined below) (together with TCV (as defined below), for so long as TCV is required to vote at the direction of KKR and/or Silver Lake pursuant to the Stockholder Agreement) collectively own, in the aggregate, at least 40% in voting power of the stock of the Corporation entitled to vote generally in the election of directors, in addition to any vote required by applicable law, this Amended and Restated Certificate of Incorporation may be amended, altered, repealed or rescinded, in whole or in part, or any provision inconsistent therewith or herewith may be adopted, only by the affirmative vote of the holders of at least a majority in voting power of all the then outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class, and (ii) at any time when KKR and Silver Lake (together with TCV, for so long as TCV is required to vote at the direction of KKR and/or Silver Lake pursuant to the Stockholder Agreement) collectively own, in the aggregate, less than 40% in voting power of the stock of the Corporation entitled to vote generally in the election of directors, in addition to any vote required by applicable law, the following provisions in this Amended and Restated Certificate of Incorporation may be amended, altered, repealed or rescinded, in whole or in part, or any provision inconsistent therewith or herewith may be adopted, only by the affirmative vote of the holders of at least two-thirds in voting power of all the then outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class: this Article V, Article VI, Article VII, Article VIII, Article IX and Article X.

B. The Board of Directors is expressly authorized to make, alter, amend, repeal and rescind, in whole or in part, the bylaws of the Corporation (as in effect from time to time, the “Bylaws”) without the assent or vote of the stockholders in any manner not inconsistent with the laws of the State of Delaware or this Amended and Restated Certificate of Incorporation. Notwithstanding anything to the contrary contained in this Amended and Restated Certificate of Incorporation or any provision of law that might otherwise permit a lesser vote of the stockholders, (i) for as long as KKR and Silver Lake (together with TCV, for so long as TCV is required to vote at the direction of KKR and/or Silver Lake pursuant to the Stockholder Agreement) collectively own, in the aggregate, at least 40% in voting power of the stock of the Corporation entitled to vote generally in the election of directors, in addition to any vote of the holders of any class or series of capital stock of the Corporation required herein (including any certificate of designation relating to any series of Preferred Stock), by the Bylaws or applicable law, the affirmative vote of the holders of at least a majority in voting power of all the then outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class, shall be required in order for the stockholders of the Corporation to make, alter, amend, repeal or rescind, in whole or in part, any provision of the Bylaws or to adopt any provision inconsistent therewith and (ii) at any time when KKR and Silver Lake (together with TCV, for so long as TCV is required to vote at the direction of KKR and/or Silver Lake pursuant to the Stockholder Agreement) collectively own, in the aggregate, less than 40% in voting power of the stock of the Corporation entitled to vote generally in the election of directors, in addition to any vote of the holders of any class or series of capital stock of the Corporation required herein (including any certificate of designation relating to any series of Preferred Stock), by the Bylaws or applicable law, the affirmative vote of the holders of at least two-thirds in voting power of all the then outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class, shall be required in order for the stockholders of the Corporation to make, alter, amend, repeal or rescind, in whole or in part, any provision of the Bylaws or to adopt any provision inconsistent therewith.

ARTICLE VI

BOARD OF DIRECTORS

A. Except as otherwise provided in this Amended and Restated Certificate of Incorporation or the DGCL, the business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. Except as otherwise provided for or fixed pursuant to the provisions of Article IV (including any certificate of designation with respect to any series of Preferred Stock) and this Article VI relating to the rights of the holders of any series of Preferred Stock to elect additional directors, the total number of directors shall be determined from time to time exclusively by resolution adopted by the Board of Directors; provided that, at any time when KKR and Silver Lake (together with TCV, for so long as TCV is required to vote at the direction of KKR and/or Silver Lake pursuant to the Stockholder Agreement) collectively own, in the aggregate, at least 40% in voting power of the stock of the Corporation entitled to vote generally in the election of directors, the number of directors may also be fixed by the affirmative vote of the holders of at least a majority in voting power of all the then outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class. The directors (other than those directors elected by the holders of any series of Preferred Stock, voting separately as a series or together with one or more other such series, as the case may be) shall be divided into three classes designated Class I, Class II and Class III. Each class shall consist, as nearly as possible, of one-third of the total number of such directors. Class I directors shall initially serve for a term expiring at the first annual meeting of stockholders following the date the Class A Common Stock is first publicly traded (the “IPO Date”), Class II directors shall initially serve for a term expiring at the second annual meeting of stockholders following the IPO Date and Class III directors shall initially serve for a term expiring at the third annual meeting of stockholders following the IPO Date. Commencing with the first annual meeting following the IPO Date, the directors of the class to be elected at each annual meeting shall be elected for a three-year term. If the number of such directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any such additional director of any class elected to fill a newly created directorship resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case shall a decrease in the number of directors remove or shorten the term of any incumbent director. Any such director shall hold office until the annual meeting at which his or her term expires and until his or her successor shall be elected and qualified, or his or her death, resignation, retirement, disqualification or removal from office. The Board of Directors is authorized to assign members of the Board of Directors already in office to their respective class.

B. Subject to the rights granted to the holders of any one or more series of Preferred Stock then outstanding or the rights granted pursuant to the Stockholder Agreement, dated on or about the date hereof, by and among the Corporation, certain Affiliates of Silver Lake, certain Affiliates of KKR, certain Affiliates of TCV and certain other parties named therein (as amended, supplemented, restated or otherwise modified from time to time, the “Stockholder Agreement”), any newly-created directorship on the Board of Directors that results from an increase in the number of directors and any vacancy occurring in the Board of Directors (whether by death, resignation, retirement, disqualification, removal or other cause) shall be filled by a majority of the directors then in office, although less than a quorum, or if only one director remains, by the sole remaining director or, if there are no directors, by the affirmative vote of the holders of at least a majority of the voting power of all the then outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class; provided, however, that at any time when KKR and Silver Lake (together with TCV, for so long as TCV is required to vote at the direction of KKR and/or Silver Lake pursuant to the Stockholder Agreement) collectively own less than 40% in voting power of the stock of the Corporation entitled to vote generally in the election of directors, any newly created directorship on the board of directors that results from an increase in the number of directors and any vacancy occurring in the board of directors may be filled only by a majority of the remaining directors, even if less than a quorum, or by a sole remaining director (and not by the stockholders). Any director elected to fill a vacancy or newly created directorship shall hold office until the next election of the class for which such director shall have been chosen and until his or her successor shall be elected and qualified, or until his or her earlier death, resignation, retirement, disqualification or removal.

C. Any or all of the directors (other than the directors elected by the holders of any series of Preferred Stock of the Corporation, voting separately as a series or together with one or more other such series, as the case may be) may be removed at any time either with or without cause by the affirmative vote of at least a majority in voting power of all the then outstanding shares of stock of the Corporation entitled to vote thereon, voting as a single class; provided, however, that at any time when KKR and Silver Lake (together with TCV, for so long as TCV is required to vote at the direction of KKR and/or Silver Lake pursuant to the Stockholder Agreement) collectively own, in the aggregate, less than 40% in voting power of the stock of the Corporation entitled to vote generally in the election of directors, any such director or all such directors may be removed only for cause and only by the affirmative vote of the holders of at least two-thirds in voting power of all the then outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class.

D. Elections of directors need not be by written ballot unless the Bylaws shall so provide.

E. During any period when the holders of any series of Preferred Stock, voting separately as a series or together with one or more other such series, have the right to elect additional directors, then upon commencement and for the duration of the period during which such right continues: (i) the then otherwise total authorized number of directors of the Corporation shall automatically be increased by such specified number of directors, and the holders of such Preferred Stock shall be entitled to elect the additional directors so provided for or fixed pursuant to said provisions, and (ii) each such additional director shall serve until such director’s successor shall have been duly elected and qualified, or until such director’s right to hold such office terminates pursuant to said provisions, whichever occurs earlier, subject to his or her earlier death, resignation, retirement, disqualification or removal. Except as otherwise provided by the Board of Directors in the resolution or resolutions establishing such series, whenever the holders of any series of Preferred Stock having such right to elect additional directors are divested of such right pursuant to the provisions of such stock, the terms of office of all such additional directors elected by the holders of such stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall forthwith terminate and the total authorized number of directors of the Corporation shall be reduced accordingly.

F. Special meetings of the Board of Directors may be called by the Chairman of the Board of Directors, any two directors then-serving on the Board of Directors or the Chief Executive Officer of the Corporation, and otherwise as may be provided in the Bylaws.

G. A majority of the total number of directors shall constitute a quorum for the transaction of business by the Board of Directors; provided that, for as long as at least one director designated as a KKR Director (as defined in, and pursuant to, the Stockholder Agreement) is serving as a director, a quorum shall also require one KKR Director for the transaction of business; provided, further, that, for as long as at least one director designated as a Silver Lake Director (as defined in, and pursuant to, the Stockholder Agreement) is serving as a director, a quorum shall also require one Silver Lake Director for the transaction of business. Notwithstanding the immediately preceding sentence, if a quorum does not exist at any meeting of the Board of Directors due to the lack of attendance of at least one KKR Director and/or at least one Silver Lake Director, respectively, at a properly called meeting of the Board of Directors, (x) such meeting shall be adjourned and, subject to the obligation to provide proper prior notice pursuant to the Bylaws to all members of the Board of Directors, recalled for the same purpose not less than twenty-four hours and not more than ten (10) calendar days from the date of adjournment and the attendance of at least one KKR Director or Silver Lake Director, respectively, shall not be required to establish quorum for such recalled meeting (so long as the purpose and agenda of such recalled meeting are identical to those of the adjourned meeting and no matters not set forth on such agenda are considered at such meeting).

H. Each committee of the Board of Directors shall consist of one or more of the directors of the Corporation, in accordance with the Stockholder Agreement.

ARTICLE VII

LIMITATION OF DIRECTOR LIABILITY

A. To the fullest extent permitted by the DGCL as it now exists or may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty owed to the Corporation or its stockholders.

B. Neither the amendment nor repeal of this Article VII, nor the adoption of any provision of this Amended and Restated Certificate of Incorporation, nor, to the fullest extent permitted by the DGCL, any modification of law shall eliminate, reduce or otherwise adversely affect any right or protection of a current or former director of the Corporation existing at the time of such amendment, repeal, adoption or modification.

ARTICLE VIII

CONSENT OF STOCKHOLDERS IN LIEU OF MEETING, ANNUAL AND

SPECIAL MEETINGS OF STOCKHOLDERS

A. At any time when KKR and Silver Lake (together with TCV, for so long as TCV is required to vote at the direction of KKR and/or Silver Lake pursuant to the Stockholder Agreement) collectively own, in the aggregate, at least 40% in voting power of the stock of the Corporation entitled to vote generally in the election of directors, any action required or permitted to be taken at any annual or special meeting of stockholders of the Corporation may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation by delivery to its registered office in the State of Delaware, its principal place of business or an officer or agent of the Corporation having custody of the books in which proceedings of meetings of stockholders are recorded. Delivery made to the Corporation’s registered office shall be made by hand or by certified or registered mail, return receipt requested. At any time when KKR and Silver Lake (together with TCV, for so long as TCV is required to vote at the direction of KKR and/or Silver Lake pursuant to the Stockholder Agreement) collectively own, in the aggregate, less than 40% in voting power of the stock of the Corporation entitled to vote generally in the election of directors, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent in writing by such holders; provided, however, that any action required or permitted to be taken by the holders of Preferred Stock, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, to the extent expressly so provided by the applicable certificate of designation relating to such series of Preferred Stock.

B. Except as otherwise required by law and subject to the rights of the holders of any series of Preferred Stock, special meetings of the stockholders of the Corporation for any purpose or purposes may be called at any time only by or at the direction of the Board of Directors or the Chairman of the Board of Directors; provided, however, so long as KKR and Silver Lake (together with TCV, for so long as TCV is required to vote at the direction of KKR and/or Silver Lake pursuant to the Stockholder Agreement) collectively own at least 40% in voting power of the stock of the Corporation entitled to vote generally in the election of directors, special meetings of the stockholders of the Corporation for any purpose or purposes shall also be called by the Board of Directors or the Chairman of the Board of Directors at the request of either KKR or Silver Lake.

C. An annual meeting of stockholders for the election of directors to succeed those whose terms expire and for the transaction of such other business as may properly come before the meeting, shall be held at such place, if any, on such date, and at such time as shall be fixed exclusively by resolution of the Board of Directors or a duly authorized committee thereof.

ARTICLE IX

COMPETITION AND CORPORATE OPPORTUNITIES

A. In recognition and anticipation that (i) certain directors, principals, officers, employees and/or other representatives of KKR, Silver Lake, TCV and Mr. Parsons (as defined below) may serve as directors, officers or agents of the Corporation, (ii) KKR, Silver Lake, TCV and Mr. Parsons may now engage and may continue to engage in any transaction or matter that may be an investment or corporate or business opportunity or offer a prospective economic or competitive advantage in which the Corporation or any of its controlled Affiliates, directly or indirectly, could have an interest or expectancy (a “Competitive Opportunity”) or may otherwise compete with the Corporation or its controlled Affiliates, directly or indirectly, and (iii) members of the Board of Directors who are not officers or employees of the Corporation or their respective Affiliates may desire to participate or invest in certain Competitive Opportunities, the provisions of this Article IX are set forth to regulate and define the conduct of certain affairs of the Corporation with respect to certain classes or categories of opportunities as they may involve any of KKR, Silver Lake, TCV, Mr. Parsons and their respective Affiliates or the Specified Directors (as defined below) and their respective Affiliates and the powers, rights, duties and liabilities of the Corporation and its directors, officers and stockholders in connection therewith.

B. Each of (i) KKR and any directors, principals, officers, employees and/or other representatives of KKR that may serve as directors, officers or agents of the Corporation, and each of their Affiliates, (ii) Silver Lake and any directors, principals, officers, employees and/or other representatives of Silver Lake that may serve as directors, officers or agents of the Corporation, and each of their Affiliates, (iii) TCV and any directors, principals, officers, employees and/or other representatives of TCV that may serve as directors, officers or agents of the Corporation, and each of their Affiliates, (iv) any Founder Director (as defined in the Stockholder Agreement) that is not an officer or employee of the Corporation, or (v) subject to Section (C) of this Article IX, each member of the Board of Directors who is not an officer or employee of the Corporation and is not described in clauses (i), (ii), (iii) or (iv) of this sentence (such directors not described in clauses (i), (ii), (iii) or (iv), the “Specified Directors”), and his or her Affiliates (the Persons (as defined below) identified in clauses (i), (ii), (iii), (iv) and (v) above being referred to, collectively, as “Identified Persons” and, individually, as an “Identified Person”) shall, to the fullest extent permitted by law, not have any duty to refrain from directly or indirectly (a) engaging in any Competitive Opportunity or (b) otherwise competing with the Corporation or any of its controlled Affiliates, and, to the fullest extent permitted by law, no Identified Person shall be liable to the Corporation or its stockholders or to any controlled Affiliate of the Corporation for breach of any fiduciary duty solely by reason of the fact that such Identified Person engages in any such activities. To the fullest extent permitted by law, the Corporation hereby renounces any interest or expectancy in, or right to be offered an opportunity to participate in, any Competitive Opportunity or other corporate or business opportunity that may be a Competitive Opportunity for an Identified Person and the Corporation or any of its controlled Affiliates. In the event that any Identified Person acquires knowledge of a Competitive Opportunity or other corporate or business opportunity that may be a Competitive Opportunity for itself, herself or himself, or for its, her or his Affiliates, and for the Corporation or any of its controlled Affiliates, such Identified Person shall, to the fullest extent permitted by law, have no duty to communicate or present such opportunity to the Corporation or any of its controlled Affiliates and, to the fullest extent permitted by law, shall not be liable to the Corporation or its stockholders or to any controlled Affiliate of the Corporation for breach of any fiduciary duty as a stockholder, director or officer of the Corporation solely by reason of the fact that such Identified Person pursues or acquires such Competitive Opportunity for itself, herself or himself, or offers or directs such Competitive Opportunity to another Person.

C. The Corporation does not renounce its interest in any Competitive Opportunity offered to any Specified Director if such opportunity is expressly offered to such person solely in his or her capacity as a director of the Corporation, and the provisions of Section (B) of this Article IX shall not apply to any such Competitive Opportunity.

D. In addition to and notwithstanding the foregoing provisions of this Article IX, a business or other opportunity shall not be deemed to be a potential Competitive Opportunity for the Corporation if it is an opportunity that (i) the Corporation (together with its controlled Affiliates) is neither financially or legally able, nor contractually permitted to undertake, (ii) from its nature, is not in the line of the Corporation’s business or is of no practical advantage to the Corporation or (iii) is one in which the Corporation has no interest or reasonable expectancy.

E. For purposes of this Amended and Restated Certificate of Incorporation (other than Article X), (i) “KKR” means Kohlberg Kravis Roberts & Co. L.P. (together with its successors) and its Affiliates; (ii) “Silver Lake” means Silver Lake Group, L.L.C. (together with its successors) and its Affiliates; (iii) “TCV” means Technology Crossover Management VII, Ltd. (together with its successors) and its Affiliates; (iv) “Mr. Parsons” means Mr. Bob Parsons and his Affiliates; (v) “Affiliate” shall mean (a) in respect of KKR, any Person (other than the Corporation and any entity that is controlled by the Corporation) that, directly or indirectly, is controlled by KKR, controls KKR or is under common control with KKR and shall include any principal, member, director, partner, stockholder, officer, employee or other representative of any of the foregoing, including any director of the Corporation designated by KKR or one of its Affiliates as a KKR Director (as defined in the Stockholder Agreement), (b) in respect of Silver Lake, any Person (other than the Corporation and any entity that is controlled by the Corporation) that, directly or indirectly, is controlled by Silver Lake, controls Silver Lake or is under common control with Silver Lake and shall include any principal, member, director, partner, stockholder, officer, employee or other representative of any of the foregoing, including any director of the Corporation designated by

Silver Lake or one of its Affiliates as a Silver Lake Director (as defined in the Stockholder Agreement), (c) in respect of TCV, any Person (other than the Corporation and any entity that is controlled by the Corporation) that, directly or indirectly, is controlled by TCV, controls TCV or is under common control with TCV and shall include any principal, member, director, partner, stockholder, officer, employee or other representative of any of the foregoing, including any director of the Corporation designated by TCV or one of its Affiliates as a director, (d) in respect of Mr. Parsons, any Person that, directly or indirectly, controls, is controlled by or is under common control with Mr. Parsons (other than the Corporation and any entity that is controlled by the Corporation) and shall include any principal, member, director, partner, stockholder, officer, employee or other representative of any of the foregoing, including any director of the Corporation designated by Mr. Parsons or one of his Affiliates as a Founder Director (as defined in the Stockholder Agreement), (e) in respect of a Specified Director, any Person that, directly or indirectly, is controlled by such Specified Director (other than the Corporation and any entity that is controlled by the Corporation) and (f) in respect of the Corporation, any Person that, directly or indirectly, is controlled by the Corporation; and (vi) “Person” shall mean any individual, corporation, general or limited partnership, limited liability company, joint venture, trust, association or any other entity.

F. To the fullest extent permitted by law, any Person purchasing or otherwise acquiring any interest in any shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article IX.

ARTICLE X

DGCL SECTION 203 AND BUSINESS COMBINATIONS

A. The Corporation hereby expressly elects not to be governed by Section 203 of the DGCL.

B. Notwithstanding the foregoing, the Corporation shall not engage in any business combination (as defined below), at any point in time, following the date of closing of the initial public offering of the Class A Common Stock, at which time the Class A Common Stock is registered under Section 12(b) or 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), with any interested stockholder (as defined below) for a period of three (3) years following the time that such stockholder became an interested stockholder, unless:

(i)	prior to such time, the Board of Directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder, or

(ii)

upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock (as defined below) of the Corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (a) by persons who are directors and also officers and (b) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or

(iii)	at or subsequent to such time, the business combination is approved by the Board of Directors and authorized or approved at an annual or special meeting of stockholders (or by written consent, if action by written consent is not then prohibited by this Amended and Restated Certificate of Incorporation) by the affirmative vote of at least 66 2/3% of the then outstanding voting stock of the Corporation that is not owned by the interested stockholder.

C. For purposes of this Article X of this Amended and Restated Certificate of Incorporation, references to:

(i)	“affiliate” means a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another person.

(ii)	“associate,” when used to indicate a relationship with any person, means: (a) any corporation, partnership, unincorporated association or other entity of which such person is a director, officer or partner or is, directly or indirectly, the owner of 20% or more of any class of voting stock; (b) any trust or other estate in which such person has at least a 20% beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity; and (c) any relative or spouse of such person, or any relative of such spouse, who has the same residence as such person.

(iii)	“business combination,” when used in reference to the Corporation and any interested stockholder of the Corporation, means:

(a)	any merger or consolidation of the Corporation or any direct or indirect majority-owned subsidiary of the Corporation (1) with the interested stockholder or (2) with any other corporation, partnership, unincorporated association or other entity if the merger or consolidation is caused by the interested stockholder and as a result of such merger or consolidation Section (B) of this Article X is not applicable to the surviving entity;

(b)

any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a stockholder of the Corporation, to or with the interested stockholder, whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation, which assets have an aggregate market value equal to 10% or more of either the aggregate market value of all the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the then outstanding stock of the Corporation;

(c)	any transaction that results in the issuance or transfer by the Corporation or by any direct or indirect majority-owned subsidiary of the Corporation of any stock of the Corporation or of such subsidiary to the interested stockholder, except: (1) pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary (including pursuant to the Exchange Agreement), which securities were outstanding prior to the time that the interested stockholder became such; (2) pursuant to a merger under Section 251(g) of the DGCL; (3) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary, which security is distributed, pro rata to all holders of a class or series of stock of the Corporation subsequent to the time the interested stockholder became such; (4) pursuant to an exchange offer by the Corporation to purchase stock made on the same terms to all holders of said stock; or (5) any issuance or transfer of stock by the Corporation; provided, however, that in no case under items (3) through (5) of this subsection (c) shall there be an increase in the interested stockholder’s proportionate share of the stock of any class or series of the Corporation or of the voting stock of the Corporation (except as a result of immaterial changes due to fractional share adjustments);

(d)	any transaction involving the Corporation or any direct or indirect majority-owned subsidiary of the Corporation that has the effect, directly or indirectly, of increasing the proportionate share of the stock of any class or series, or securities convertible into the stock of any class or series, of the Corporation or of any such subsidiary that is owned by the interested stockholder, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption or other transfer of any shares of stock not caused, directly or indirectly, by the interested stockholder; or

(e)	any receipt by the interested stockholder of the benefit, directly or indirectly (except proportionately as a stockholder of the Corporation), of any loans, advances, guarantees, pledges or other financial benefits (other than those expressly permitted in subsections (a) through (d) above) provided by or through the Corporation or any direct or indirect majority-owned subsidiary.

(iv)	“control,” including the terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting stock, by contract, or otherwise. A person who is the owner of 20% or more of the outstanding voting stock of the Corporation, partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary. Notwithstanding the foregoing, a presumption of control shall not apply where such person holds voting stock, in good faith and not for the purpose of circumventing this Article X, as an agent, bank, broker, nominee, custodian or trustee for one or more owners who do not individually or as a group have control of such entity.

(v)	“Exempt Transferee” means (A) any person that acquires (other than in an Excluded Transfer) directly from KKR or any of its affiliates or successors, from Silver Lake or any of its affiliates or successors, from TCV or any of its affiliates or successors or from Mr. Parsons or any of his affiliates, ownership of voting stock of the Corporation, and is designated in writing by the transferor as an “Exempt Transferee” for the purpose of this Article X; and (B) any person that acquires (other than in an Excluded Transfer) directly from a person described in clause (A) of this definition or from any other Exempt Transferee ownership of voting stock of the Corporation, and is designated in writing by the transferor as an “Exempt Transferee” for the purpose of this Article X.

(vi)	“Excluded Transfer” means (a) a transfer to a Person that is not an affiliate of the transferor, which transfer is by gift or otherwise not for value, including a transfer by dividend or distribution by the transferor, (b) a transfer in a public offering that is registered under the Securities Act of 1933, as amended (the “Securities Act”), (c) a transfer to one or more broker-dealers or their affiliates pursuant to a firm commitment purchase agreement for an offering that is exempt from registration under the Securities Act, (d) a transfer made through the facilities of a registered securities exchange or automated interdealer quotation system and (e) a transfer made in compliance with the manner of sale limitations of Rule 144(f) under the Securities Act or any successor rule or provision.

(vii)

“interested stockholder” means any person (other than the Corporation or any direct or indirect majority-owned subsidiary of the Corporation) that (a) is the owner of 15% or more of the then outstanding voting stock of the Corporation, or (b) is an affiliate or associate of the Corporation and was the owner of 15% or more of the then outstanding voting stock of the Corporation at any time within the three (3) year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder; and the affiliates and associates of such person; but “interested stockholder” shall not include (x) KKR, Silver Lake, TCV, Mr. Parsons, any Exempt Transferee or any of their respective affiliates or successors or any “group,” or any member of any such group, of which any of such persons is a party under Rule 13d-5 of the Exchange Act, or (y) any person whose ownership of shares in excess of the 15% limitation set forth herein is the result of any action taken solely by the Corporation, provided that such person shall be an interested stockholder if thereafter such person acquires additional shares of voting stock of the Corporation, except as a result of further corporate action not caused, directly or indirectly, by such person. For the purpose of determining whether a person is an interested stockholder, the voting stock of the Corporation deemed to be outstanding shall include (A) stock deemed to be owned by the person through application of the definition of “owner” below and (B) stock of the Corporation that may be issuable to any person pursuant to the Exchange Agreement (assuming all outstanding LLC Units are exchanged pursuant thereto), but shall not include any other unissued stock of the Corporation that may be issuable pursuant to any other agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise. For the avoidance of doubt, an Exchange (as defined in the Exchange Agreement) of LLC Units pursuant to the Exchange Agreement shall not, by itself, cause the person that is exchanging LLC Units, or any other person, to become an interested stockholder; and a retirement of any shares of Class B Common Stock pursuant to Section (I) of Article IV (or a reduction in the voting power of any outstanding shares of Class B Common Stock as a result of a transfer by the holder thereof of less than all the LLC Units held by such holder), and the related increase in the proportionate voting power of outstanding voting stock of the Corporation held by persons other than the holder of such shares of Class B Common Stock, shall not, by itself, cause any person to become an interested stockholder.

(viii)	“KKR” means Kohlberg Kravis Roberts & Co. L.P. and any successor thereto.

(ix)	“majority-owned subsidiary” of the Corporation (or specified person) means another person of which the Corporation (or specified person), directly or indirectly with or through one or more majority-owned subsidiaries, is the general partner or managing member of such other person or owns equity securities with a majority of the votes of all equity securities generally entitled to vote in the election of directors or other governing body of such other person.

(x)	“Mr. Parsons” means Mr. Bob Parsons.

(xi)	“owner,” including the terms “own,” “owned,” and “ownership,” when used with respect to any stock, means a person that individually or with or through any of its affiliates or associates:

(a)	beneficially owns such stock, directly or indirectly; or

(b)	has (1) the right to acquire such stock (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided, however, that a person shall not be deemed the owner of stock tendered pursuant to a tender or exchange offer made by such person or any of such person’s affiliates or associates until such tendered stock is accepted for purchase or exchange; or (2) the right to vote such stock pursuant to any agreement, arrangement or understanding; provided, however, that a person shall not be deemed the owner of any stock because of such person’s right to vote such stock if the agreement, arrangement or understanding to vote such stock arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to ten (10) or more persons; or

(c)	has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in item (2) of subsection (b) above of this definition), or disposing of such stock with any other person that beneficially owns, or whose affiliates or associates beneficially own, directly or indirectly, such stock.

(xii)	“person” means any individual, corporation, partnership, unincorporated association or other entity.

(xiii)	“Silver Lake” means Silver Lake Group, L.L.C. and any successor thereto.

(xiv)	“stock” means, with respect to any corporation, capital stock and, with respect to any other entity, any equity interest.

(xv)	“TCV” means Technology Crossover Management VII, Ltd. and any successor thereto.

(xvi)	“voting stock” means stock of any class or series entitled to vote generally in the election of directors. Every reference in this Article X to a percentage of voting stock shall refer to such percentage of the votes of such voting stock, and shall be calculated assuming that all outstanding shares of Class B Common Stock and LLC Units that are exchangeable for shares of Class A Common Stock pursuant to the Exchange Agreement are so exchanged (and, for the avoidance of doubt, without giving effect to any contractual or other limitation on such exchange that may apply from time to time).

ARTICLE XI

MISCELLANEOUS

A. If any provision or provisions of this Amended and Restated Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Amended and Restated Certificate of Incorporation (including each portion of any paragraph of this Amended and Restated Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (ii) to the fullest extent possible, the provisions of this Amended and Restated Certificate of Incorporation (including each such portion of any paragraph of this Amended and Restated Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service or for the benefit of the Corporation to the fullest extent permitted by law.

B. For purposes of this Amended and Restated Certificate of Incorporation, unless the context otherwise requires, (i) references to “Articles” and “Sections” refer to articles and sections of this Amended and Restated Certificate of Incorporation and (ii) the term “include” or “includes” means includes, without limitation, and “including” means including, without limitation.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, GoDaddy Inc. has caused this Amended and Restated Certificate of Incorporation to be executed by its duly authorized officer on this 31st day of March, 2015.

GODADDY INC.

By:	/s/ Nima Kelly
Name:	Nima Kelly
Title:	Executive Vice President and General Counsel